Exhibit 10.1

Arena Pharmaceuticals

Summary of

—            2006 Annual Incentive Plan               —

2006 Annual Incentive Plan - Overview

Overview

•                  Each participant is assigned a bonus target, expressed as a percentage of annual salary.

•                  The Company sets up to eight corporate and individual goals, each individually weighted.

•                  Goals will be specific and measurable.

•                  At the end of the year, individual bonus awards are determined based upon the level of goal achievement, the quality of achievement, and the weighting of each goal.

•                  No award is earned paid if weighted average goal completion is less than 50%.

•                  Certain combinations of goal-achievement create “multipliers” of up to 125% of the target award.

•                  The CEO and Compensation Committee have the discretion to modify awards up to a 125%-of-target maximum funding level.

Individual Bonus Targets

•                  Targets are based on role, level, and the market.

Target Award as a % Salary

CEO	50%
CSO, Gen Couns, CFO	35%
CMO	30%
VP Qlty, VP Mkt/Bus Dev	25%

Annual Incentive Plan – Mix of Goals

Corp. vs. Individual Goals

•                  Each participant’s goals are divided into corporate and individual components, weighted based on role.

	Corporate	Individual (MBOs)
CEO	75%	25%
CSO, Gen Couns, CFO	60%	40%
CMO, VP Qlty, VP Mkt/Bus Dev	50%	50%

•                  All participants have the same corporate goals, which aligns their interests with one another and shareholders.

•                  Corporate goals are proposed by the CEO and approved by the Compensation Committee and/or the Board.

•                  Individual goals are set by the CEO in partnership with each participant and reviewed by the Committee.  The CEO’s individual goals are proposed by the CEO and approved by the Compensation Committee and/or the Board.

•                  The categories of corporate goals are set forth on Annex I

Plan-year Goal Adjustment

•                  If a goal becomes irrelevant during the year or if a strategic change affects a goal (or more than one), then the Compensation Committee, in concert with the CEO, will:

1.               Substitute a new goal with an appropriate weighting (the weighting of the existing goals will be proportionately adjusted if the new goal has a different weighting than its predecessor); or,

2.               Eliminate the irrelevant goal and re-weight all other goals proportionately.

Annual Incentive Plan - Funding

Threshold

•                  The minimum total weighted average completion percentage is 50% for any award to be earned.

Cap

•                  Total award funding is capped at 125% of target.

Funding Relationship

•                  When total weighted average completion is above 50%, the funded award will equal weighted average completion percentage.

•                  For example, if weighted average completion is 95% of the total, then the award would fund at 95% of target (subject to the review and approval of the Compensation Committee).

Discretionary Adjustment

•                  The Compensation Committee may use its judgment and discretion to modify or adjust the annual bonus award.

Rules Governing the Plan

•                  Eligible plan participants must be actively employed at Arena Pharmaceuticals on the last day of the fiscal year to receive an annual payout.  Plan participants who leave Arena prior to the end of the fiscal year are not eligible to receive an award.

•                  Eligible plan participants whose first date of employment is between January 1, 2006 and September 30, 2006 will participate on a prorated basis based on their date of hire.

•                  Plan participants who are promoted to incentive-eligible positions (or positions with a higher incentive target) before December 31, 2006 will participate in the plan on a prorated basis, based on the effective date of the promotion.

•                  Payment of an incentive to eligible plan participants who take a leave of absence for any reason during the year will be prorated based on the time worked during the year.

•                  The Compensation Committee and the Board have the right to exclude participants and exercise discretion, including canceling the plan or any earned awards.

•                  Awards earned under this plan will be paid prior to the 15th day of March 2007.

•                  Participation in the Annual Incentive Plan is not a guarantee of continued employment.  Arena reserves the right to terminate employment and/or participation in the Annual Incentive Plan at any time and for any reason.

•                  The Company and the Board reserve the right to change or waive a provision in the incentive plan at any time, including (but not limited to) its award formula, performance measures and payout schedule.  Although the Company intends to pay incentives at levels indicated by the plan, this plan shall not obligate the Company or its management to grant the benefits contemplated under its provisions.

•                  This plan is not a contract and in no way represents a contractual obligation to pay any amount under the plan, regardless of the performance achieved during the plan period.

Annex I

The corporate goals relate to the following categories:

(i) development of internal clinical programs;

(ii) progress of partnered programs;

(iii) financial goals; and

(iv) progress of research programs.